Exhibit 3.1

ARTICLES SUPPLEMENTARY

RECLASSIFYING 16,000,000 SHARES OF COMMON STOCK INTO

SERIES E CONVERTIBLE CUMULATIVE REDEEMABLE PREFERRED STOCK

PARKWAY PROPERTIES, INC.

PARKWAY PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Pursuant to authority granted to and vested in the Board of Directors of the Corporation (the “Board”) by Article V, Section 3 the Charter of the Corporation (the “Charter”), and pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law (the “M.G.C.L.”), the Board, at a meeting held on May 3, 2012, regarding the possible sale and issuance by the Corporation of convertible preferred stock, adopted resolutions duly classifying 16,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”) of the Corporation into a new series of 16,000,000 shares of preferred stock to be designated as “Series E Convertible Cumulative Redeemable Preferred Stock, par value $.001 per share”, of the Corporation (the “Series E Preferred Stock”) and has provided for the issuance of such shares;

SECOND: The reclassification increases the number of shares classified as Series E Preferred Stock from no shares immediately prior to the reclassification to 16,000,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 64,578,704 shares immediately prior to the reclassification to 48,578,704 shares immediately after the reclassification.

THIRD: Subject in all cases to the provisions of Article V of the Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series E Preferred Stock of the Corporation:

Section 1. Designation, Amount and Rank. This series of preferred stock is designated as Series E Convertible Cumulative Redeemable Preferred Stock, par value $.001 per share. The number of shares constituting the Series E Preferred Stock shall be 16,000,000. The Series E Preferred Stock, both as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall rank (a) senior to the Common Stock and each other class or series of capital stock of the Corporation hereafter created that does not expressly rank pari passu with or senior to the shares of Series E Preferred Stock as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (collectively, the “Junior Stock”) (b) pari passu with (i) the Corporation’s 8.00% Series D Cumulative Redeemable Preferred Stock, par value $.001 per share (“Series D Preferred Stock”) and (ii) any class or series of preferred stock established in accordance with the terms of the Charter, the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series E Preferred Stock as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (collectively with the Series D Preferred Stock, the “Parity Stock”), and (c) junior to any class or series of preferred stock of the Corporation hereafter created in accordance with the Charter and these Articles Supplementary (and any other agreements of the Corporation) that expressly ranks senior to the shares of Series E Preferred Stock as to payment of dividends and to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 2. Dividend Rights.

(a) Dividends on Common Stock. If the Corporation declares, pays or sets aside for payment any dividend on any share of Common Stock, then at the time of such dividend the Corporation shall simultaneously declare a dividend on each issued and outstanding share of Series E Preferred Stock, with payment to be in the same form as is being paid to the holders of Common Stock and in an amount equal to the product of (i) the applicable dividend payable on each share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon conversion of a share of Series E Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series E Preferred Stock), in each instance as calculated on the record date for determination of holders entitled to receive such dividend. Such dividend will be paid to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared, which shall be on or prior to the payment date for the applicable dividend on a share of Common Stock.

(b) Mandatory Dividends on Series E Preferred. The Corporation shall pay quarterly dividends in cash (except as provided below) when, as and if declared by the Board, out of funds legally available therefor as provided by the M.G.C.L. (“Legally Available Funds”), on each issued and outstanding share of Series E Preferred Stock in an amount, if positive, equal to (i) the Liquidation Preference of such share of Series E Preferred Stock multiplied by the Applicable Quarterly Dividend Rate (as defined below) minus (ii) the amount of any dividend paid or being concurrently paid, as the case may be, on such share of Series E Preferred Stock pursuant to Section 2(a) during the Series E Quarterly Period (as defined below) to which such quarterly dividend relates (and, to the extent not previously deducted from a prior quarterly dividend, the amount of any dividend paid pursuant to Section 2(a) during the preceding Series E Quarterly Period, excluding the first Series E Quarterly Period). Such dividends shall, beginning on the Mandatory Dividend Commencement Date, be cumulative and payable (if declared) quarterly on each Applicable Quarterly Dividend Payment Date (except that if such date is not a Business Day (as defined below), then such dividend will be payable on the preceding Business Day) to the holders of record at the close of business on the date specified by the Board at the time such dividend is declared. The first such dividend shall be for a period of less than a full quarter. Dividends on a share of Series E Preferred Stock pursuant to this Section 2(b) shall begin to accrue and be cumulative from the Mandatory Dividend Commencement Date to and including the first to occur of (i) the date on which all amounts owed with respect to such share of Series E Preferred Stock are paid by the Corporation to the holder thereof in connection with the redemption of such share pursuant to Section 4 hereof or the liquidation of the Corporation pursuant to Section 5 hereof, (ii) the date on which such share of Series E Preferred Stock is converted into shares of Common Stock hereunder (on which date all accrued and unpaid dividends thereon shall be paid), or (iii) the date on which such share is otherwise acquired and paid for by the Corporation. Notwithstanding the foregoing, at the Corporation’s option, the dividends payable pursuant to this Section 2(b) on first three Applicable Quarterly Dividend

Payment Dates following the Mandatory Dividend Commencement Date may be paid by the issuance of additional shares of Series E Preferred Stock with an aggregate Liquidation Preference equal to the amount of the dividend; provided, however, that the Corporation shall pay such dividends in cash instead of issuing such additional shares of Series E Preferred Stock if, immediately after giving effect to such proposed issuance and assuming (immediately following such proposed issuance) the conversion of all such shares of Series E Preferred Stock then held by TPG and its affiliates, TPG and its affiliates would hold in excess of forty nine percent (49.0%) of the Common Stock issued and outstanding.

(c) Cumulative Dividends. Dividends on the shares of Series E Preferred Stock will accrue daily whether or not the Corporation has earnings, whether or not there are Legally Available Funds and whether or not such dividends are declared and will be computed on the basis of a 360-day year of twelve 30-day months, and, for any period greater or less than a full year will be computed on the basis of the actual number of days elapsed in the period divided by 365. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series E Preferred Stock that may be in arrears. Any dividend payment with respect to the Series E Preferred Stock pursuant to Section 2(a) or 2(b) above shall first be credited against any prior accrued and unpaid dividends. If any shares of Series E Preferred Stock are outstanding, no full dividends (other than in shares of Common Stock or other capital stock ranking junior to Series E Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set apart for or payment on the Common Stock or any other shares of stock ranking, as to distributions, on parity with our junior to the Series E Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on shares of the Series E Preferred Stock for all past distribution periods and the then current distribution period.

(d) Pro Rata Distribution. All dividends paid with respect to the Series E Preferred Stock pursuant to this Section 2 shall be paid pro rata in respect of each share of Series E Preferred Stock entitled thereto. In the event that the Legally Available Funds available for the payment of cash dividends shall be insufficient for the payment of the entire amount of dividends payable with respect to the Series E Preferred Stock on any date on which the Board has declared the payment of a dividend, the payment date or otherwise, the amount of any Legally Available Funds shall be allocated for the payment of dividends with respect to the Series E Preferred Stock and any other shares of capital stock ranking, as to distributions, on a parity with the Series E Preferred Stock for any period pro rata based upon the amount of accrued and unpaid dividends on such shares of capital stock.

(e) Certain Definitions. For purposes of these Articles Supplementary, the following capitalized terms shall have the meanings set forth below:

(i) “Applicable Quarterly Dividend Payment Date” shall mean, with respect to any Series E Quarterly Period, the date during such period on which the Corporation is to pay its quarterly Common Stock dividend, and if no such dividend is paid during such period, the last day of such Series E Quarterly Period.

(ii) “Applicable Quarterly Dividend Rate” shall mean, with respect to any share of Series E Preferred Stock then issued and outstanding, (A) eight percent (8%) per annum for the first three (3) Series E Quarterly Periods beginning on the Mandatory Dividend Commencement Date, (B) twelve percent (12%) per annum for four (4) Series E Quarterly Periods following such first three (3) Series E Quarterly Periods and (C) fifteen percent (15%) per annum for each Series E Quarterly Period following such first seven (7) Series E Quarterly Periods.

(iii) “Business Day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

(iv) “Issue Date” shall mean the first date on which a share of Series E Preferred Stock is issued.

(v) “Liquidation Preference” shall mean $11.25 per share of Series E Preferred Stock, as such amount may be adjusted from time to time pursuant to, and in accordance with, the terms hereof.

(vi) “Mandatory Dividend Commencement Date” shall mean one hundred eighty (180) days after the Issue Date.

(vii) “Series E Quarterly Period” shall mean (A) the period commencing on the Mandatory Dividend Commencement Date to and including the last day of the calendar quarter in which the Mandatory Dividend Commencement Date falls, and (B) each subsequent three (3) month period commencing on the day after the end of the prior Series E Quarterly Period.

(viii) “TPG” means TPG VI Pantera Holdings, L.P.

Section 3. Voting Rights.

(a) General. Except as otherwise set forth in this Section 3, or except as otherwise from time to time required by applicable law, the holders of shares of Series E Preferred Stock will have no voting rights.

(b) Right to Vote in Certain Circumstances. So long as any shares of Series E Preferred Stock remain outstanding, the Corporation will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Corporation’s Charter or these Articles Supplementary, whether by merger, consolidation or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Series E Preferred Stock remains outstanding with the rights, preferences, privileges and voting power thereof unchanged in any material and adverse respect, taking into account that upon the occurrence of an Event the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series E Preferred Stock; and provided further that (x) any increase in the amount of authorized preferred stock or the creation or issuance of any series of preferred stock, or (y) any increase in the amount of authorized shares of such series, in each case ranking on parity with or junior to the Series E Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Except as provided above and as required by law, the holders of Series E Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange, on a sale of all or substantially all of the assets of the Corporation or on any other similar reorganization or change of control transaction.

Section 4. Redemption Rights.

(a)	By the Holders of Series E Preferred Stock Following Fifth Anniversary.

(i) From and after the five (5) year anniversary of the Issue Date, each holder of Series E Preferred Stock will have the right, at such holder’s option, to require that the Corporation, to the extent it shall have Legally Available Funds therefor, redeem all but not less than all of such holder’s Series E Preferred Stock at a redemption price per share of Series E Preferred Stock (to be paid in cash by wire transfer of immediately available funds) equal to the greater of (A) the Liquidation Preference of a share of Series E Preferred Stock plus the amount of any accrued but unpaid dividends thereon to the date fixed for redemption, without interest, and (B) the Average Closing Price multiplied by the number of shares of Common Stock into which a share of Series E Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (B), without taking into account any limitations or restrictions on the convertibility of the shares of Series E Preferred Stock and without taking into account any adjustment to the Conversion Ratio (as defined below) pursuant to Section 6(g)), in each case measured as of the date on which the Corporation receives a General Election Notice (as defined below) or the last Trading Day immediately prior to such date, in each instance pursuant to this Section 4(a)(i). A holder may exercise this option by delivering notice of such exercise to the Corporation (a “General Election Notice”), which General Election Notice shall certify (A) such holder’s address, (B) the number of shares of Series E Preferred Stock held by such holder and (C) the holder’s desired date of redemption, which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent, or such later date as may be required to comply with the requirements of applicable law. “Average Closing Price” shall mean, as of any date, the average closing price per share of the Common Stock on the New York Stock Exchange (or if the Corporation’s Common Stock is not listed on the New York Stock Exchange, then on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted) as reported by Bloomberg L.P. for the twenty (20) Trading Days immediately preceding such date. “Trading Day” means a day during which trading in securities generally occurs (from

9:30 a.m. to 4:00 p.m. (New York City time)) on the New York Stock Exchange or, if the Corporation’s Common Stock is not listed on the New York Stock Exchange, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which the Common Stock is listed or, if the Common Stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which the Common Stock is then traded or quoted.

(ii) Within fifteen (15) days following the receipt of any General Election Notice, the Corporation shall deliver a notice to each holder of Series E Preferred Stock who has delivered a General Election Notice (a “General Redemption Notice”), at such holder’s address specified in the General Election Notice, stating (A) the closing date on which such redemption shall occur, which date shall be the date set forth in the applicable General Election Notice or, at the option of the Corporation, a date that is no later than one hundred eighty (180) days after the date specified in the General Election Notice, (B) the price per share of Series E Preferred Stock to be redeemed, as calculated in accordance with the applicable General Election Notice and (C) the place or places where certificates for such shares of Series E Preferred Stock are to be surrendered for payment of the applicable redemption price.

(iii) On the closing date set forth in any General Redemption Notice, the Corporation will, to the extent lawful, purchase from such holder of Series E Preferred Stock (but only upon surrender by such holder at the Corporation’s office specified in the General Redemption Notice of the certificates representing such shares or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), such holder’s shares of Series E Preferred Stock at a price per share (to be paid in cash by wire transfer of immediately available funds) specified in the General Redemption Notice.

(iv) Upon receipt of any General Election Notice, the Corporation shall apply its Legally Available Funds to such redemption. If on any applicable closing date for a redemption specified in any General Redemption Notice, the Corporation does not have sufficient Legally Available Funds to redeem all shares of Series E Preferred Stock that the holders have elected to be redeemed, then the Corporation shall ratably redeem the maximum number of shares that may be redeemed with such Legally Available Funds and, except to the extent a holder withdraws its General Election Notice, shall redeem any remaining shares as soon as it has any additional Legally Available Funds. Notwithstanding the foregoing, if the Corporation does not have sufficient Legally Available Funds on any applicable closing date specified in any General Redemption Notice to redeem all shares of Series E Preferred Stock that holders have elected to be redeemed, or otherwise fails to comply with any provisions of this Section 4, the Applicable Quarterly Dividend Rate shall increase three percent (3%) per annum (0.75% per quarter) for each Series E Quarterly Period that commences after the then-current Series E Quarterly Period with respect to any shares of Series E Preferred Stock that remain outstanding, and the applicable redemption price for any share of Series E Preferred Stock redeemed thereafter shall be the greater of (i) the redemption price set forth in the original General Redemption Notice, as adjusted to reflect all unpaid dividends accrued on such share on the date the redemption price for such share is paid in full, and (ii) the Average Closing Price multiplied by the number of shares of Common Stock into which a share of Series E Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (ii), without taking into account any limitations or restrictions on the convertibility of the shares of Series E Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)), measured as of the date that is three (3) Business Days prior to the date the redemption price for such share is paid in full.

(v) No share of Series E Preferred Stock that is redeemed in accordance with this Section 4(a) shall be entitled to receive any dividends in respect thereof after the date on which the payments required by this Section 4(a) are paid or set apart for payment to the holder of such share of Series E Preferred Stock in accordance with the terms hereof. From and after the receipt of all such payments in cash in full, all rights of the holder of such share of Series E Preferred Stock shall, in respect of such share of Series E Preferred Stock, cease, and such share of Series E Preferred Stock shall no longer be deemed to be outstanding.

(b)	By the Holders of Series E Preferred Stock Upon Change of Control.

(i) Upon the public announcement of a Change of Control (as defined below) approved by the Board, or, if a Change of Control otherwise occurs, the Company shall promptly notify each holder of Series E Preferred Stock of such approval or occurrence, and of the general terms of such transaction. Each such holder shall then have the right, during the twenty (20) day period following receipt of such notice from the Company (the “Option Period”), at such holder’s option, to require that the Corporation redeem all but not less than all of such holder’s Series E Preferred Stock at a redemption price per share of Series E Preferred Stock (to be paid in cash by wire transfer of immediately available funds) equal to the greater of (A) the sum of (I) the Liquidation Preference of a share of Series E Preferred Stock plus the amount of any accrued but unpaid dividends thereon to the date of the Change of Control, without interest, plus (II) the Change of Control Make Whole Amount, and (B) the Change of Control Price (as defined below) multiplied by the number of shares of Common Stock into which a share of Series E Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (B), without taking into account any limitations or restrictions on the convertibility of the shares of Series E Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)), in each case measured as of the date that is five (5) Business Days prior to the date that the Change of Control is consummated, or the last Trading Day immediately prior to such measurement date, in each instance pursuant to this Section 4(b)(i) (such date, the “Measurement Date”). A holder may exercise this option by delivering notice to the Corporation during the Option Period of such exercise (a “Change of Control Election Notice”), which Change of Control Election Notice shall certify (A) such holder’s address, and (B) the number of shares of Series E Preferred Stock held by such holder.

(ii) Within five (5) days following the receipt of any Change of Control Election Notice, the Corporation shall deliver a notice to each holder of Series E Preferred Stock who has delivered a Change of Control Election Notice (a “Change of Control Redemption Notice”), at such holder’s address specified in the Change of Control Election Notice, stating (A) the estimated price per share of Series E Preferred Stock to be redeemed, as calculated in accordance with the applicable Change of Control Election Notice and (B) the place or places where certificates for such shares of Series E Preferred Stock are to be surrendered for payment of the applicable redemption price.

(iii) On the date the Change of Control is consummated (or, in the event the Change of Control occurs prior to the public announcement thereof, on the date no later than thirty (30) days following the date the Change of Control occurs), the Corporation will, to the extent lawful and out of its Legally Available Funds that are available after Payment in Full of Credit Obligations, purchase from such holder of Series E Preferred Stock (but only upon surrender by such holder at the Corporation’s office specified in the Chance of Control Redemption Notice of the certificates representing such shares or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) such holder’s shares of Series E Preferred Stock at a price per share (to be paid in cash by wire transfer of immediately available funds) calculated as set forth above as of the Measurement Date.

(iv) Upon receipt of any Change of Control Election Notice, the Corporation shall set aside its Legally Available Funds that are available after the Payment in Full of Credit Obligations to such redemption. If on the date of consummation of the Change of Control, the Corporation does not have sufficient Legally Available Funds that are available after the Payment in Full of Credit Obligations to redeem all shares of Series E Preferred Stock that the holders have elected to be redeemed, then the Corporation shall ratably redeem the maximum number of shares that may be redeemed with such Legally Available Funds that are available after the Payment in Full of Credit Obligations and, except to the extent a holder withdraws its Change of Control Election Notice, shall redeem any remaining shares as soon as it has any additional Legally Available Funds. Notwithstanding the foregoing, if the Corporation does not have Legally Available Funds that are available after the Payment in Full of Credit Obligations on the date of consummation of the Change of Control to purchase, or otherwise may not lawfully purchase, all shares of Series E Preferred Stock that holders have elected to be purchased, or otherwise fails to comply with any provisions of this Section 4, the Applicable Quarterly Dividend Rate shall increase three percent (3%) per annum (0.75% per quarter) for each Series E Quarterly Period that commences after the then-current Series E Quarterly Period with respect to any shares of Series E Preferred Stock that remain outstanding, and the applicable redemption price for any share of Series E Preferred Stock redeemed thereafter shall be the greater of (i) the redemption price to be paid on the date the Change of Control is consummated, as adjusted to reflect all unpaid dividends accrued on such share on the date the redemption price for such share is paid in full, and (ii) the Change of Control Price multiplied by the number of shares of Common Stock into which a share of Series E Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (ii), without taking into account any limitations or restrictions on the convertibility of the shares of Series E Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)), measured as of the date that is three (3) Business Days prior to the date the redemption price for such share is paid in full.

(v) No share of Series E Preferred Stock that is redeemed in accordance with this Section 4(b) shall be entitled to receive any dividends in respect thereof after the date on which the payments required by this Section 4(b) are paid or set apart for payment to the holder of such share of Series E Preferred Stock in accordance with the terms hereof. From and after the receipt of all such payments in cash in full, all rights of the holder of such share of Series E Preferred Stock shall, in respect of such share of Series E Preferred Stock, cease, and such share of Series E Preferred Stock shall no longer be deemed to be outstanding.

(vi) For purposes of this Articles Supplementary, the following capitalized terms shall have the following meanings:

“Beneficial Ownership” means, with respect to any Security, the ownership of such Security by any “Beneficial Owner,” as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Company (including by way of any reorganization, merger, consolidation or other similar transaction), (ii) a direct or indirect acquisition of Beneficial Ownership of Voting Securities of the Corporation by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), pursuant to which the stockholders of the Company immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the Voting Securities of the Corporation or the surviving entity, as the case may be, or (iii) the obtaining by any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the power (whether or not exercised) of the power to elect a majority of the members of the Board (or similar governing body).

“Change of Control Price” means the Average Closing Price as of the Measurement Date; provided, that such price shall not be less than the fair market value of the consideration to be received by stockholders with respect to a share of Common Stock pursuant to such Change of Control.

“Change of Control Make Whole Amount” means, if the date of consummation of the Change of Control occurs prior to the date that is the fifth anniversary of the Issue Date, an amount equal to the aggregate amount of all dividends that would have accrued on a share of Series E Preferred Stock pursuant to Section 2(b) from the date of consummation of the Change of Control through the date that is the fifth anniversary of the Issue Date (which, for the avoidance of doubt, shall be calculated assuming that no dividends will be declared pursuant to Section 2(a) hereof, and shall not be subject to any discount rate).

“Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of March 30, 2012, by and among the Corporation, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto, as the same may be amended, modified or supplemented from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

“Guaranty” means that certain Guaranty, dated as of March 30, 2012, from the Corporation and certain other parties to PNC Bank, National Association, as the same may be amended, modified, supplemented or restated from time to time.

“Payment in Full of Credit Obligations” shall mean the payment in full in cash of each of the Loans and other Obligations (as each such term is defined in the Credit Agreement), and of the Debt (as such term is defined in the Guaranty), in each instance, to the extent then due and payable.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including any governmental authority.

“Securities” means capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, restricted stock units, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Voting Securities” means at any time shares of any class of capital stock or other Securities of the Corporation that are then entitled to vote generally in the election of directors and not solely upon the occurrence and during the continuation of certain specified events, and any evidence of indebtedness, shares of capital stock (other than Common Stock) or other Securities (including options, warrants and similar securities) that may be converted into, exercised for, or otherwise exchanged for such shares of capital stock.

(c)	By the Corporation.

(i) From and after the one (1) year anniversary of the Issue Date and until the two (2) year anniversary of the Issue Date, the Corporation shall have the right, at its option, at any time, to redeem all (but not less than all) of the outstanding shares of Series E Preferred Stock at a redemption price per share of Series E Preferred Stock (the “Call Price”) equal to the greater of (A) the sum of (I) the Liquidation Preference of a share of Series E Preferred Stock plus the amount of any accrued but unpaid dividends thereon to the date fixed for redemption, without interest, plus (II) the Make Whole Amount, and (B) the Average Closing Price multiplied by the number of shares of Common Stock into which a share of Series E Preferred Stock could be converted in accordance with Section 6 (but, for purposes of this clause (B), without taking into account any limitations or restrictions on the convertibility of the shares of Series E Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)), in each case measured as of the date on which the Corporation delivers a Call Notice (as defined below), or the last Trading Day immediately prior to such date, pursuant to this Section 4(c). The “Make Whole Amount” shall be (x) if the Corporation delivers a Call Notice (as defined below) that provides for a Redemption Date (as defined below) on or prior to the fifteen (15) month anniversary of the Issue Date of the Series E Preferred Stock in accordance with this Section 4(c)(i), an amount equal to the present value at the Redemption Date of the aggregate amount of all dividends that would have accrued on a share of Series E Preferred Stock pursuant to Section 2(b) from the Redemption Date pursuant to this Section 4(c) through the date that is the fifth anniversary of the Issue Date (which, for the avoidance of doubt, shall be calculated assuming that no dividends pursuant to Section 2(a) hereof will be declared), computed using a discount rate equal to the Treasury Rate as of the date that the Corporation delivers a Call Notice (as defined below), or the last Trading Day immediately prior to such date, and (y) if the Corporation delivers a Call Notice that provides for a Redemption Date after the fifteen (15) month anniversary of the Issue Date and on or prior to the two (2) year anniversary of the Issue Date in accordance with this Section 4(c)(i), an amount equal to the aggregate amount of all dividends that would have accrued on a share of Series E Preferred Stock pursuant to Section 2(b) from the Redemption Date pursuant to this Section 4(c) through the date that is the fifth anniversary of the Issue Date (which, for the avoidance of doubt, shall be calculated assuming that no dividends will be declared pursuant to Section 2(a) hereof, and shall not be subject to any discount rate). The “Treasury Rate” shall mean, as of the Redemption Date, the yield to maturity of United States Treasury securities with a constant maturity most nearly equal to the period from the Redemption Date to the fifth anniversary of the Issue Date.

(ii) The Corporation may exercise its option pursuant to this Section 4(c) by delivering notice of such exercise (a “Call Notice”) to each holder of Series E Preferred Stock at such holder’s address as it shall appear in the records of the Corporation or such other address as such holder shall specify to the Corporation in writing from time to time, stating (i) the date of redemption (the “Redemption Date”), which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent, or such later date as may be necessary to comply with the requirements of applicable law including the Exchange Act, and (ii) the estimated Call Price, (iii) the place or places where certificates for such shares of Series E Preferred Stock are to be surrendered for payment, and (iv) that dividends on shares of Series E Preferred Stock shall cease to accrue on the Redemption Date.

(iii) Redemption pursuant to this Section 4(c) shall become effective on the Redemption Date. On or before the applicable Redemption Date, each holder of outstanding shares of Series E Preferred Stock shall surrender the certificate or certificates representing such shares (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at the place or places specified in the Call Notice, and upon receipt thereof by the Corporation the aggregate Call Price for such redeemed shares shall be immediately due and payable in cash to the record holder of the shares of Series E Preferred Stock being redeemed. If a Call Notice has been delivered in accordance with Section 4(c)(ii) and if the funds necessary for redemption have been paid to, or set aside by the Corporation for payment to, the holders of Series E Preferred Stock, then from and after the redemption date, whether or not a holder has surrendered its certificate or certificates representing its shares (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), distributions will cease to accrue on the Series E Preferred Stock, the Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of Series E Preferred Stock as holders thereof will terminate, except the right to receive the aggregate Call Price for the shares of Series E Preferred Stock held by each such holder.

(c) Nothing in this Section 4 shall in any way prevent or limit redemption, conversion or exchange of Series E Preferred Stock in accordance with Article V of the Charter prior to the date of redemption under this Article IV.

Section 5. Liquidation Rights.

(a) Liquidation Payment. Subject to the rights of any series of preferred stock which by its terms expressly ranks senior to the Series E Preferred Stock in respect of the right to receive payment of the distribution of assets upon liquidation of the Corporation which may from time to time come into existence, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, then out of the assets of the Corporation before any distribution or payment to the holders of Junior Stock (as to dividends or upon liquidation, dissolution or winding up), but subject to paragraph (b) below, the holders of the Series E Preferred Stock shall be entitled to be paid out of assets of the Corporation legally available for distribution to stockholders, in respect of each share of Series E Preferred Stock, the greater of (i) the Liquidation Preference, plus accrued and unpaid dividends whether or not declared, if any (or a pro rata portion thereof with respect to fractional shares), to the date of final distribution and (ii) the amount that such holder would have been entitled to receive in respect of the Common Stock into which such share of Series E Preferred Stock could have been converted assuming that, immediately prior to such event of liquidation, dissolution or winding up of the Corporation, all holders of Series E Preferred Stock had, pursuant to, and in accordance with, Section 6, converted all shares of Series E Preferred Stock into shares of Common Stock (but, for purposes of this clause (ii), without taking into account any limitations or restrictions on the convertibility of the shares of Series E Preferred Stock and without taking into account any adjustment to the Conversion Ratio pursuant to Section 6(g)). Except as provided in this Section 5(a), the holders of the Series E Preferred Stock shall be entitled to no other or further distribution in connection with such liquidation, dissolution or winding up and shall have no further right or claim to any of the remaining assets of the Corporation. Absent an actual liquidation, dissolution or winding up of the Corporation, no merger or consolidation, share exchange, sale of all or substantially all of the assets of the Corporation or any other similar reorganization or change of control transaction involving the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

(b) Pro Rata Distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of Series E Preferred Stock and the Parity Stock shall be insufficient to permit payment in full to such holders of the sums that such holders are entitled to receive in such case, then all of the assets available for distribution to the holders of the Series E Preferred Stock and the Parity Stock shall be distributed among and paid to the holders of the Series E Preferred Stock and the Parity Stock, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

Section 6. Conversion.

(a) Conversion by the Holders of Series E Preferred Stock. Pursuant to, and in accordance with, the provisions of this Section 6, a holder of Series E Preferred Stock shall have the right, at such holder’s option at any time following (i) the approval by the requisite holders of Common Stock (other than Common Stock held by holders of Series E Preferred Stock) of the conversion rights set forth in this Section 6 (such conversion rights, the “Preferred Stock Conversion Rights” and such approval by the holders of the Common Stock of the Preferred Stock Conversion Rights, the “Stockholder Approval”), and (ii) the expiration or termination of any applicable waiting periods (together with any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), to convert all or a portion of such holder’s shares of Series E Preferred Stock into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of shares of Series E Preferred Stock being converted by the Conversion Ratio (as defined below and as in effect at the time of such conversion) by surrendering such Series E Preferred Stock to be converted. Such surrender shall be made in accordance with Section 6(c). The “Conversion Ratio” with respect to any share of Series E Preferred Stock shall initially be equal to one (1) share of Common Stock per share of Series E Preferred Stock, subject to adjustment as set forth herein.

(b) Conversion by the Corporation. The Corporation shall have the right at any time following (i) the Stockholder Approval of the Preferred Stock Conversion Rights and (ii) the expiration or termination of any applicable waiting periods (together with any extensions thereof) under the HSR Act, to convert all shares of Series E Preferred Stock into the number of fully paid and non-assessable shares of Common Stock obtained by multiplying the number of shares of Series E Preferred Stock being converted by the Conversion Ratio (as in effect at the time of such conversion) by providing notice of such conversion to the record holders of the Preferred Stock.

(c)	Manner of Conversion.

(i) In order to convert a share of Series E Preferred Stock pursuant to Section 6(a), the holder of such share to be converted shall surrender to the Corporation the certificate representing such share, duly endorsed or assigned to the Corporation or in blank (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), accompanied by written notice to the Corporation (in the case of conversion pursuant to Section 6(a)) that the holder thereof elects to convert such Series E Preferred Stock.

(ii) Until a holder of a share of Series E Preferred Stock converted pursuant to Section 6(b) surrenders to the Corporation the certificate that represented such share of Series E Preferred Stock, duly endorsed or assigned to the Corporation or in blank (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation), the certificate that represented such share of Series E Preferred Stock shall represent the number of shares of Common Stock into which such share of Series E Preferred Stock was converted.

(iv) Unless the shares of Common Stock issuable on conversion are to be issued in the same name as the name in which such Series E Preferred Stock are registered, each share of Series E Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

(iv) As promptly as practicable after the surrender of certificates of Series E Preferred Stock in accordance with Section 6(c)(i), the Corporation shall issue and shall deliver at such office to such holder, or on such holder’s written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Series E Preferred Stock in accordance with the provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in paragraph (e) of this Section 6.

(v) Each conversion pursuant to Section 6(a) shall be deemed to have been effected immediately prior to the close of business on the date on which certificates for the Series E Preferred Stock (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) have been surrendered and such notice received by the Corporation in the manner required hereby. Each conversion pursuant to Section 6(b) shall be deemed to have been effected immediately prior to the close of business on the date on which the Company delivers notice of such conversion to the holders of the Series E Preferred Stock. The person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon any such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at the time and on the date such conversion is deemed to have been effected, and such conversion shall be at the Conversion Ratio in effect at such time on such date unless the stock transfer books of the Corporation shall be closed on that date, in which event such conversion shall have been deemed to have been effected and such person or persons shall be deemed to have become the holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Ratio in effect on the date on which such conversion would have been effective if the stock transfer books of the Corporation had not been closed.

(d) Accrued Dividends. Upon the conversion of each share of Series E Preferred Stock and contemporaneously with the deliveries contemplated by Section 6(c), the Corporation shall pay to the holder of such share all accrued but unpaid dividends earned in respect of such share through the date prior to the effective date of conversion, such payment to be in cash (by wire transfer of immediately available funds).

(e) Fractional Shares. No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of the Series E Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series E Preferred Stock, the Corporation shall pay to the holder of such fractional share an amount in cash equal to such fraction multiplied by the Average Closing Price, in each case measured as of the Trading Date immediately preceding the date of conversion. If more than one share of Series E Preferred Stock shall be surrendered for conversion at one time by the shareholder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series E Preferred Stock so surrendered.

(f) Adjustment of Conversion Ratio. The Conversion Ratio shall be adjusted from time to time as follows:

(i) If the Corporation shall, while any shares of Series E Preferred Stock are outstanding, (A) pay a dividend or make a distribution with respect to its capital stock in shares of its Common Stock (which, for the avoidance of doubt, shall not include any dividends paid in shares of Series E Preferred Stock pursuant to Section 2(b))), (B) subdivide its outstanding Common Stock into a greater number of shares, (C) combine its outstanding Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Stock, the Conversion Ratio in effect at the opening of business on the day next following the date fixed for the determination of stockholders entitled to receive such dividend or distribution (in the case of the foregoing clause (A)), or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective (in the cases of the foregoing clauses (B), (C) and (D)), shall be adjusted and shall become effective immediately so that the holder of any Series E Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series E Preferred Stock been converted immediately prior to the record date (in the case of the foregoing clause (A)) or the effective date (in the cases of the foregoing clauses (B), (C) and (D)).

(ii) If the Corporation shall, while any shares of Series E Preferred Stock are outstanding, issue rights, options or warrants to holders of Common Stock (other than any issuances pursuant to the Corporation’s existing compensation arrangements for its directors, officers, employees, consultants and agents or any future compensation arrangements for its directors, officers, employees, consultants and agents that are approved by the Corporation’s compensation committee) entitling them to subscribe for or purchase Common Stock at a price per share less than the Average Closing Price, measured as of the record date for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Ratio in effect at the opening of business on the day next following such record date shall be adjusted to equal the ratio determined by dividing (A) the Conversion Ratio in effect at the opening of business on the day next following such record date by (B) a fraction, the numerator of which shall be the sum of (I) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination plus (II) the number of shares of Common Stock that the aggregate proceeds to the Corporation from the exercise of such rights or warrants for Common Stock would purchase at such Average Closing Price, and the denominator of which shall be the sum of (X) the number of shares of Common Stock outstanding on the close of business on the date fixed for such determination and (Y) the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants. Such adjustment shall become effective immediately after the opening of business on the day immediately following such record date. In determining whether any rights or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at a per share price that is less than such Average Closing Price, all consideration received by the Corporation upon issuance and upon exercise of such rights or warrants shall be taken into account, the value of such consideration, if in a form other than cash, to be determined by the Board of Directors in the reasonable exercise of their business judgment.

(g) Additional Adjustment of Conversion Ratio and Liquidation Preference. In the event that the Stockholder Approval is not obtained within one hundred eighty (180) days of the Issue Date then, upon the occurrence of such event, each of the Conversion Ratio and the Liquidation Preference shall immediately be adjusted, such that, immediately following such adjustment, each of the Conversion Ratio and the Liquidation Preference, as adjusted, is equal to the product of one hundred and ten percent (110%) multiplied by the amount of the Conversion

Ratio and the Liquidation Preference, respectively, in effect immediately prior to such adjustment.

(h) Notice of Adjustment of Conversion Ratio. Whenever the Conversion Ratio is adjusted as herein provided, the Corporation shall prepare a notice of such adjustment of the Conversion Ratio setting forth the adjusted Conversion Ratio and the effective date of such adjustment and shall deliver such notice of such adjustment of the Conversion Ratio to the holders of the Series E Preferred Stock at such holders’ last address as shown on the stock records of the Corporation.

(i) Other Adjustments to Conversion Ratio. In the event the Corporation takes any action that affects the Common Stock in a manner that could materially adversely affect the conversion rights of the holders of the Series E Preferred Stock or the value of such conversion rights (which action is not otherwise contemplated by this Section 6), the Conversion Ratio for the Series E Preferred Stock may be adjusted, to the extent permitted by law, as the members of the Board of Directors (excluding, for the purposes of this Section 6(i), any directors who have been nominated by TPG), in the exercise of their reasonable business judgment, shall determine to be equitable in the circumstances.

(j)	Reservation and Validity.

(i) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series E Preferred Stock not therefore converted or redeemed.

(ii) The Corporation covenants that any shares of Common Stock issued upon the conversion of the Series E Preferred Stock shall be validly issued, fully paid and non-assessable.

(k) Transfer Taxes. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of the Series E Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Series E Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

Section 7. Status of Redeemed Stock. All shares of Series E Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Series E Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Series E Preferred Stock and shall not be re-issued as Series E Preferred Stock or transferred by the Corporation without the written consent of TPG (regardless of whether TPG or any of its affiliates owns any shares of Series E

Preferred Stock); provided, however, that the Corporation may, at any time, reclassify such shares of Series E Preferred Stock as Common Stock without the consent of TPG.

IN WITNESS WHEREOF, PARKWAY PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on May 30, 2012.

PARKWAY PROPERTIES, INC.

By: /s/ James R. Heistand

ATTEST:

By: /s/ Roy H. Butts

THE UNDERSIGNED, President of PARKWAY PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

By:	/s/ James R. Heistand

(Signature page to Articles Supplementary)